Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Waste Services, Inc. of our reports dated July 7, 2009 relating to the combined financial statements of Commercial Clean-up Enterprises, Inc. and We Haul of South Florida, Inc. as of and for the nine months ended September 30, 2008 and as of and for the year ended December 31, 2007, which reports appear in Form 8-K of Waste Services, Inc. dated December 1, 2008 and filed with the Securities and Exchange Commission on July 13, 2009.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Fort Lauderdale, Florida
January 26, 2010